Exhibit 99.1

WisdomTree Commodity Services LLC Temporarily Suspends

Ability of Authorized Participants to Purchase New Creation Baskets in GCC

New York – October 4, 2016 – WisdomTree Commodity Services LLC (“WCS”), in its capacity as the managing owner and commodity pool operator of WisdomTree Continuous Commodity Index Fund (ticker: GCC), has temporarily suspended the ability of Authorized Participants to purchase new Creation Baskets in shares of GCC pending the effectiveness of a filing with the Securities and Exchange Commission associated with registration of GCC’s shares issuable in connection with Creation Baskets, as well as approval by the National Futures Association. The ability of Authorized Participants to redeem Creation Baskets is not affected. A Form 8-K will be filed to announce when such suspension has been lifted. WCS is seeking to cause the GCC Creation Basket suspension to be lifted as promptly as practicable, which is due to an inadvertent expiration in the registration of new GCC shares issuable in connection with Creation Baskets in relation to the particular filing requirements of GCC. All other WisdomTree ETFs are subject to different filing requirements and no other WisdomTree ETF is affected by this matter.

The temporary suspension of the sale of GCC Creation Baskets to Authorized Participants is not expected to affect the ability of retail and institutional investors to trade in shares of GCC on stock exchanges. During the suspension, WCS believes that Authorized Participants and other groups that make a market in shares of GCC will continue to trade the shares. However, there may be increases in the spread they quote between offers to buy and sell shares to allow them to adjust to the potential uncertainty as to when they might be able to purchase additional Creation Baskets. In addition, there could be a significant variation between the market price at which shares are traded and the shares’ net asset value, which is also the price at which shares can be redeemed by Authorized Participants in Creation Baskets. The potential impact of either wider spreads between bid and offer prices, or reduced number of shares on which quotes may be available, could increase trading costs to investors. WCS believes that any potential impact to the market in shares of GCC will not extend beyond the time when additional shares are available for issuance in connection with the sale of Creation Baskets.

Any forward-looking statements herein are based on the expectations of WCS and GCC at this time. Whether or not actual results and developments will conform to WCS’s or GCC’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the general economic, market and business conditions, changes in laws or regulations or other actions made by governmental authorities or regulatory bodies, and other world economic and political developments. WCS and GCC undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe, Japan and Canada (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $39 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

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WisdomTree Investments, Inc.

Jason Weyeneth

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